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October 13, 2023
Dear Shareholder,

The ETF Mangers Trust Funds (“ETFMG Funds”) Joint Special Meeting of Shareholders is to be held on November 21, 2023. I am pleased to report that your fellow shareholders have responded and have shown strong support for the Plan of Reorganization between Amplify ETF Trust (“Amplify”) and the ETFMG Funds. Greater than 87% of the votes cast to date support the proposal.
Please join your fellow shareholders by taking a few minutes to sign, date and mail the enclosed proxy card in the prepaid envelope or follow the instructions below to vote by telephone or internet. Please see voting options below:

Vote by Phone by calling 1-833-553-5076 and speaking with a proxy voting specialist today. Our representatives are available weekdays from 10 a.m. to 11 p.m. Eastern time. You may also call the toll-free number on the enclosed card and follow the prompts.

Vote by Internet by visiting the internet address on the enclosed card and following the instructions.
Vote by Mail by completing, signing, and dating the enclosed card and returning it in the enclosed prepaid return envelope.

If you have any questions or need assistance in voting, please contact our proxy solicitor, Morrow Sodali Fund Solutions (“MSFS”) at 1 (833) 553-5076. Please note that an MSFS representative may call you to assist in voting.

Thank you,

COO & GENERAL COUNSEL ETF MANAGERS GROUP, LLC.

R2101323